CITIBANK CREDIT CARD ISSUANCE TRUST

Citiseries
Class 2000-A3 Notes
(Issuance Date December 13, 2000)

Issuer Certificate
Pursuant to Sections 202 and 301(h) of the Indenture

Reference is made to the Indenture, dated as of September 26, 2000, between Citibank Credit Card Issuance Trust (the "Issuer") and Bankers Trust Company, as trustee (the "Indenture"). Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Indenture. All references herein to designated Sections are to the designated Sections of the Indenture.

Section 301(h) of the Indenture provides that the Issuer may from time to time create a tranche of Notes either by or pursuant to an Issuer Certificate setting forth the principal terms thereof. Pursuant to an Issuer Certificate, dated November 28, 2000, a tranche of Notes designated Class 2000-A3 was established, of which $750,000,000 Outstanding Dollar Principal Amount is Outstanding (the "Outstanding Class 2000-A3 Notes"). This Issuer Certificate relates to additional Notes of Class 2000-A3 (hereinafter, the "New Class 2000-A3 Notes", and together with the Outstanding Class 2000-A3 Notes, the "Class 2000-A3 Notes") having the following terms:

Series Designation: Citiseries. This series is included in Group 1.

Tranche Designation: $1,000,000,000 6.875% Class 2000-A3 Notes of November 2007 (Legal Maturity Date November 2009)

Currency: The New Class 2000-A3 Notes will be payable, and denominated, in Dollars.

Issuance Date: December 13, 2000

Initial Principal Amount: $250,000,000

Issue Price: 102.34% plus interest accrued from November 28, 2000 to the Issuance Date.

Interest Rate: 6.875% per annum, calculated on the basis of a 360-day year of twelve 30-day months.

Additional Deposit to Interest Funding sub-Account: On the Issuance Date of the New Class 2000-A3 Notes, the Issuer will make or cause to be made a deposit to the Interest Funding sub-Account for the Class 2000-A3 Notes from the proceeds to the Issuer from the issuance of the New Class 2000-A3 Notes in an amount equal to $2,365,376.32. This amount will not be subject to reallocation pursuant to Section 505. Notwithstanding any provision in the Indenture to the contrary, the deposit targeted to be made to the Interest Funding sub-Account for the Class 2000-A3 Notes with respect to the New Class 2000-A3 Notes on January 12, 2001 will be $0.

Scheduled Interest Payment Dates: The 15th day of each May and November, beginning May 2001.

Each payment of interest on the New Class 2000-A3 Notes will include all interest accrued from and including the preceding Interest Payment Date -- or, for the first interest period, from and including November 28, 2000 -- to and including the day preceding the current Interest Payment Date, plus any interest accrued but not previously paid.

Expected Principal Payment Date: November 15, 2007

Legal Maturity Date: November 16, 2009

Monthly Principal Date: For the month in which the Expected Principal Payment Date occurs, November 15, 2007, and for each other month, the 15th day of such month, or if such day is not a Business Day, the next following Business Day.

Required Subordinated Amount of Class B Notes: $14,957,275.

Required Subordinated Amount of Class C Notes: $19,943,025.

Controlled Accumulation Amount: $20,833,333.

Form of Notes: The New Class 2000-A3 Notes will be issued as Global Notes. The Global Notes will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will be exchangeable for individual Notes only in accordance with the provisions of Section 204(c).

Additional Issuances of Class 2000-A3 Notes: The Issuer may at any time and from time to time issue additional Class 2000-A3 Notes, subject to the satisfaction of (i) the conditions precedent set forth in Section 311(a) and (ii) the following conditions:

(a) the Issuer has obtained written confirmation from each Rating Agency that there will be no Ratings Effect with respect to the then outstanding Class 2000-A3 Notes as a result of the issuance of such additional Class 2000-A3 Notes;

(b) as of the date of issuance of the additional Class 2000-A3 Notes, all amounts due and owing to the Holders of the then outstanding Class 2000-A3 Notes have been paid and there is no Nominal Liquidation Amount Deficit with respect to the then outstanding Class 2000-A3 Notes;

(c) the then outstanding Class 2000-A3 Notes were not issued with original issue discount for federal income tax purposes and the excess of the Initial Dollar Principal Amount of the additional Class 2000-A3 Notes over the issue price therefor will not exceed the maximum amount permitted under the Internal Revenue Code without the creation of original issue discount;

(d) if the Holders of the then outstanding Class 2000-A3 Notes have the benefit of a Derivative Agreement, the Issuer will have obtained a Derivative Agreement for the benefit of the Holders of the additional Class 2000-A3 Notes; and

(e) the ratio of the Controlled Accumulation Amount to the Initial Dollar Principal Amount of the Class 2000-A3 Notes, including the additional Class 2000-A3 Notes, will be equal to the ratio of the Controlled Accumulation Amount (before giving effect to the additional issuance) to the Initial Dollar Principal Amount of the Class 2000-A3 Notes, excluding the additional Class 2000-A3 Notes.

As of the date of issuance of additional Class 2000-A3 Notes, the Outstanding Dollar Principal Amount and Nominal Liquidation Amount of the Class 2000-A3 Notes will be increased to reflect the Initial Dollar Principal Amount of the additional Class 2000-A3 Notes.
Any outstanding Class 2000-A3 Notes and any additional Class 2000-A3 Notes will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction.

Optional Redemption Provisions other than Section 1202 "Clean-Up Call": None

Additional Early Redemption Events or changes to Early Redemption Events: None

Additional Events of Default or changes to Events of Default: None

Interest Rate Swap: The Issuer hereby represents that it has obtained an interest rate swap agreement (the "Swap") in the form attached hereto as Exhibit B for the benefit of the Holders of the New Class 2000-A3 Notes. Monthly payments between the Issuer and the swap counterparty pursuant to the Swap will be netted. Net swap receipts received by the Issuer will be deposited into the Interest Funding sub-Account for the Class 2000-A3 Notes on the date of receipt as provided in Section 504(a) and net swap payments to be made by the Issuer will be made from withdrawals from the Interest Funding sub-Account for the Class 2000-A3 Notes as provided in Section 507(c).

None of a ratings downgrade of or payment default by the counterparty to the Swap or a termination of the Swap will constitute an Early Redemption Event or Event of Default nor will any such event obligate the Issuer to replace the Swap.

Subject to Section 522, so long as the Swap is a Performing Derivative Agreement, targeted deposits of Finance Charge Collections to the Interest Funding sub-Account for the Class 2000-A3 Notes will be made on the Business Day preceding the 15th calendar day of each month, beginning January 12, 2001. If the Swap becomes a non-Performing Derivative Agreement, (i) targeted deposits of Finance Charge Collections to the Interest Funding sub-Account for the Class 2000-A3 Notes will be made as provided in Section 503(d) and (ii) withdrawals will be made from the Interest Funding sub-Account for the Class 2000-A3 Notes as provided in Section 507(d).

Securities Exchange Listing: Application will be made to list the Class 2000-A3 Notes on the Luxembourg Stock Exchange.

Provisions Relating to Issuance of New Class 2000-A3 Notes: The New Class 2000-A3 Notes are part of the Class 2000-A3 Notes, and the Outstanding Class 2000-A3 Notes and the New Class 2000-A3 Notes together constitute a single tranche of Class 2000-A3 Notes and will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction. The New Class 2000-A3 Notes are fungible with the Outstanding Class 2000-A3 Notes and are intended to trade interchangeably with the Outstanding Class 2000-A3 Notes.

The Initial Dollar Principal Amount of the New Class 2000-A3 Notes is $250,000,000, and, after giving effect to the issuance of the New Class 2000-A3 Notes, the Initial Dollar Principal Amount of the Class 2000-A3 Notes will be the sum of the Initial Dollar Principal Amounts of the Outstanding Class 2000-A3 Notes and the New Class 2000-A3 Notes.

The Nominal Liquidation Amount of the New Class 2000-A3 Notes is $250,000,000, and, after giving effect to the issuance of the New Class 2000-A3 Notes, the Nominal Liquidation Amount of the Class 2000-A3 Notes will be the sum of the Nominal Liquidation Amounts of the Outstanding Class 2000-A3 Notes and the New Class 2000-A3 Notes.

The Controlled Accumulation Amount of the New Class 2000-A3 Notes is $20,833,333, and, after giving effect to the issuance of the New Class 2000-A3 Notes, the Controlled Accumulation Amount of the Class 2000-A3 Notes will be the sum of the Controlled Accumulation Amounts of the Outstanding Class 2000-A3 Notes and the New Class 2000-A3 Notes.

The Required Subordinated Amount of Class B Notes for the New Class 2000-A3 Notes is $14,957,275, and, after giving effect to the issuance of the New Class 2000-A3 Notes, the Required Subordinated Amount of Class B Notes for the Class 2000-A3 Notes will be the sum of the Required Subordinated Amounts of Class B Notes for the Outstanding Class 2000-A3 Notes and the New Class 2000-A3 Notes. The Required Subordinated Amount of Class C Notes for the New Class 2000-A3 Notes is $19,943,025, and, after giving effect to the issuance of the New Class 2000-A3 Notes, the Required Subordinated Amount of Class C Notes for the Class 2000-A3 Notes will be the sum of the Required Subordinated Amounts of Class C Notes for the Outstanding Class 2000-A3 Notes and the New Class 2000-A3 Notes.

This Issuer Certificate and the Issuer Certificate relating to the Outstanding Class 2000-A3 Notes together constitute the terms document for the Class 2000-A3 Notes.

The Swap obtained for the benefit of the Holders of the New Class 2000-A3 Notes and the interest rate swap agreement obtained for the benefit of the Holders of the Outstanding Class 2000-A3 Notes together constitute the Derivative Agreement for the Class 2000-A3 Notes.

The New Class 2000-A3 Notes shall have such other terms as are set forth in the form of Note attached hereto as Exhibit A. Pursuant to Section 202 of the Indenture, the form of Note attached hereto has been approved by the Issuer.

CITIBANK CREDIT CARD ISSUANCE TRUST
By Citibank (South Dakota), N.A.,
as Managing Beneficiary

/s/ Douglas C. Morrison
--------------------------------------------
Douglas C. Morrison
Vice President

Dated: December 13, 2000

Citiseries
Class 2000-A3 Notes
(Issuance Date December 13, 2000)

Reference is made to (i) the resolutions adopted by the Board of Directors of Citibank (South Dakota), N.A. ("Citibank (South Dakota)") on April 28, 1999 and (ii) the resolutions adopted by the Board of Directors of Citibank (Nevada), National Association ("Citibank (Nevada)") on April 25, 2000. The resolutions authorize Citibank (South Dakota) and Citibank (Nevada), respectively, from time to time to issue and sell, or to arrange for or participate in the issuance and sale of, one or more series and/or classes of pass-through certificates, participation certificates, commercial paper or other securities representing ownership interests in, or backed by, pools of credit card receivables or interests therein ("Receivables") in an aggregate principal amount such that up to $50,000,000,000 of such certificates, commercial paper or securities are outstanding at any one time and to sell, transfer, convey or assign Receivables to trusts or other special purpose entities in connection therewith on such terms as to be determined by a Pricing and Loan Committee (the "Pricing and Loan Committee") of the respective institution.

Each of the undersigned, a duly authorized member of the Citibank (South Dakota) and Citibank (Nevada) Pricing and Loan Committees, respectively, on behalf of such Pricing and Loan Committee, does hereby certify that the terms of the New Class 2000-A3 Notes set forth in the preceding Issuer Certificate and the increase in the Invested Amount of the Collateral Certificate resulting from the issuance of such Notes have been approved by such Pricing and Loan Committee. In addition, the following underwriting/selling agent terms with respect to the New Class 2000-A3 Notes have been approved by such Pricing and Loan Committee:

Price to Public: 102.34% plus interest accrued from November 28, 2000 to the Issuance Date.

Underwriting Commission: 0.350%

Proceeds to Issuer: 101.99% plus interest accrued from November 28, 2000 to the Issuance Date.

Representative of the Underwriters: Salomon Smith Barney Inc.

The preceding Issuer Certificate and this certification of Pricing and Loan Committee approval shall be, continuously from the time of their execution, official records of Citibank (South Dakota) and Citibank (Nevada), respectively.

/s/ Douglas C. Morrison -----------------------------------------	/s/ Robert D. Clark -------------------------------------
Douglas C. Morrison	Robert D. Clark
Member of the Pricing and Loan Committee	Member of the Pricing and Loan Committee
Citibank (South Dakota), N.A.	Citibank (Nevada), National Association

Dated: December 13, 2000

Exhibit A

FORM OF

CITISERIES

6.875% CLASS 2000-A3 NOTES OF NOVEMBER 2007
(Legal Maturity Date November 2009)

$250,000,000         REGISTERED
CUSIP No. 17305E AG 0       No. R-3

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN AND IN THE INDENTURE REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

CITIBANK CREDIT CARD ISSUANCE TRUST

CITISERIES

6.875% CLASS 2000-A3 NOTES OF NOVEMBER 2007
(Legal Maturity Date November 2009)

CITIBANK CREDIT CARD ISSUANCE TRUST, a trust formed and existing under the laws of the State of Delaware (including any successor, the "Issuer"), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal amount of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000). The Expected Principal Payment Date for this Note is November 15, 2007. The Legal Maturity Date for this Note is November 16, 2009.

The Issuer hereby promises to pay interest on this Note at the rate of 6.875% per annum on the 15th day of each May and November, beginning May 2001, until the principal of this Note is paid or made available for payment, subject to certain limitations set forth in the Indenture. Interest will accrue on the principal amount of this Note outstanding on the preceding Interest Payment Date (after giving effect to any payments of principal made on the preceding Interest Payment Date), or with respect to the first Interest Payment Date, from November 28, 2000. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any Interest Payment Date or Principal Payment Date of this Note falls on a day that is not a Business Day, the required payment of interest or principal will be made on the following Business Day.

This Note is one of the Citiseries, Class 2000-A3 Notes issued pursuant to the Indenture, dated as of September 26, 2000 (as amended and otherwise modified from time to time, the "Indenture") between the Issuer and Bankers Trust Company, as Trustee. For purposes of this Note, the term "Indenture" includes any supplemental indenture or Issuer Certificate relating to the Citiseries, Class 2000-A3 Notes. This Note is subject to all of the terms of the Indenture. All terms used in this Note that are not otherwise defined herein and that are defined in the Indenture will have the meanings assigned to them therein.

The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Note will not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by an Issuer Authorized Officer.

CITIBANK CREDIT CARD ISSUANCE TRUST

By: CITIBANK (SOUTH DAKOTA), N.A.,
as Managing Beneficiary of
Citibank Credit Card Issuance Trust

By: __________________________________
Douglas C. Morrison
Vice President

Dated: December 13, 2000

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated above and referred to in the within mentioned Indenture.

BANKERS TRUST COMPANY,
as Trustee under the Indenture

By: _________________________________
Authorized Signatory

Dated: December 13, 2000

REVERSE OF NOTE

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Citiseries, 6.875% Class 2000-A3 Notes of November 2007 (Legal Maturity Date November 2009) (herein called the "Notes"), all issued under an Indenture, to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Trustee and the Holders of the Notes.

This Note ranks pari passu with all other Class A Notes of the same series, as set forth in the Indenture. This Note is secured to the extent, and by the collateral, described in the Indenture.

The Issuer will pay interest on overdue interest as set forth in the Indenture to the extent lawful.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Trustee on the Notes, against the Issuer, the Issuer Trustee, the Banks, the Trustee or any affiliate, officer, employee or director of any of them, and the obligation of the Issuer to pay principal of or interest on this Note or any other amount payable to the Holder of this Note will be subject to Article V of the Indenture.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that this Note is intended to be debt of the Banks for federal, state and local income and franchise tax purposes, and agrees to treat this Note accordingly for all such purposes, unless otherwise required by a taxing authority.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that it will not at any time institute against the Issuer, or join in any institution against the Issuer of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to this Note, the Indenture or any Derivative Agreement.

This Note and the Indenture will be construed in accordance with and governed by the laws of the State of New York.

No reference herein to the Indenture and no provision of this Note or of the Indenture will alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Certain amendments may be made to the Indenture without the consent of the Holder of this Note. This Note must be surrendered for final payment of principal and interest.

ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee:____________________

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

___________________________________________________________________

___________________________________________________________________
(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints __________________________________________________________, attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated: ____________________________ _________________________*
Signature Guaranteed:

----------------
* NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever.